UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 31, 2006

Occam Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30741	77-0442752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Robin Hill Road

Santa Barbara, California 93117

(Address of Principal Executive Offices, including Zip Code)

(805) 692-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 — Entry into a Material Definitive Agreement.

On March 31, 2006, Occam entered into an amendment to its Manufacturing License Agreement dated March 18, 2005 (as amended on May 6, 2005), with Tellabs Petaluma, Inc. (“TPI”) and its Supply Agreement dated March 18, 2005, with Tellabs North America, Inc. (“TNA”).

The amendment modifies the Manufacturing License Agreement by narrowing the list of customers to whom Occam has given TPI exclusive rights to distribute and sell certain Occam broadband loop carrier (BLC) products. More specifically, each of the RBOC customers and certain other customers previously included in the list of identified customers are reclassified from exclusive resale accounts to nonexclusive resale accounts. In addition, under the amendment the parties agree that Qwest Corporation will not be added to such list of identified customers.

The amendment also revises the Supply Agreement by authorizing TNA to purchase certain Occam BLC products and to resell such products (i) on an exclusive basis to the listed exclusive customers under the Manufacturing License Agreement (as modified by the amendment) for a certain period of time and (ii) on a nonexclusive basis to a new list of identified customers (including, among others, the RBOC customers listed above) for a certain period of time. Under the original Supply Agreement, TNA was allowed to purchase BLC products solely for demonstration, lab testing, product testing and qualification, and FOA purposes associated with the listed exclusive customers.

In addition, the amendment adds a requirement that TNA purchase directly from Occam a certain percentage of the BLC products that it sells to the listed exclusive customers, which percentage varies over time, and modifies the price to be paid by TNA for the BLC products it purchases pursuant to the Supply Agreement.

A copy of the amendment will be filed with Occam’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Occam Networks, Inc.

By:	/s/ CHRISTOPHER B. FARRELL
Christopher B. Farrell Chief Financial Officer

Date: April 6, 2006